Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 6, 2023 (the “Effective Date”), is by and between Aark Singapore Pte. Ltd., a Singapore private company limited by shares with company registration number 200602001D (the “Company”, and together with its subsidiaries and affiliates, the “Company Group”), and Sudhir Appukuttan Panikassery (the “Executive”) (together, the “Parties” and each a “Party”).

WHEREAS, Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), WWAC Amalgamation Sub Pte. LTD., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of World Wide Webb Acquisition Corp. with company registration number 202300520W (“Amalgamation Sub”), and the Company, entered into that certain Business Combination Agreement, dated as of March 11, 2023 (the “BCA”);

WHEREAS, pursuant to the BCA, the Company and Amalgamation Sub will amalgamate and continue as one company with the Company being the surviving entity and becoming a subsidiary of Parent, and as a result thereof, the Company becoming a subsidiary of Parent (the “Transaction”);

WHEREAS, in connection with the Transaction, at Closing (as defined in the BCA) Parent will be renamed Aeries Technology, Inc.;

WHEREAS, the Executive and the Company desire to enter into this Agreement effective as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment; Position; Duties; Full-Time Status.

(a) Pre-condition. This Agreement is conditional upon the successful application of the relevant employment pass from the Ministry of Manpower of Singapore.

(b) Position. The Company hereby agrees to employ the Executive as its Chief Executive Officer and as Chief Executive Officer of Parent, and the Executive hereby accepts such employment with the Company and Parent, upon the terms and subject to the conditions set forth herein.

(c) The Executive shall report to, perform and discharge faithfully the duties and responsibilities which may be assigned by the Parent’s Chairman and Board of Directors (the “Board”) (collectively the “Supervisory Authority”), including those set forth on Schedule 1, to the Executive from time to time in connection with the conduct of the Company Group’s business; provided in each case that such duties and responsibilities are commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies. The Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules as may be issued by the Company and/or Parent. The Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

(d) Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1(c) hereof, the Executive shall:

(i) subject to Section 1(e), devote substantially all of his business time, energy and skill to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

(ii) diligently follow and implement all lawful management policies and decisions communicated to the Executive by the Supervisory Authority (i.e., the Parent’s Chairman and the Board).

(e) Permitted Activities. Section 1(d) to the contrary notwithstanding, as long as the following activities do not, individually or in the aggregate, interfere with the Executive’s obligations to the Company and Parent, do not violate any applicable work policies, procedures and rules as may be issued by the Company and do not violate Section 5 below, nothing herein shall be construed as preventing the Executive from:

(i) managing his personal passive investments; or

(ii) participating in civic and professional affairs and organizations and conferences.

Executive is required to disclose all board appointments and ownership interests above 5% in any other company on Exhibit A. The Company will review any such activities and approve them for conflict of interest purposes. The Company agrees that the activities that the Executive is conducting on the Effective Date, as set forth on Exhibit A attached hereto, are permitted for purposes of this Section 1(e). The Executive is required to amend and supplement Exhibit A if the Executive joins the board of any company or obtains an ownership interest above 5% during the period of this Agreement.

2. Term. The term of this Agreement and the Executive’s employment under this Agreement shall begin on the Effective Date and shall end on the Termination Date as set forth in Section 4 hereof (the “Term”).

3. Compensation.

(a) Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay the Executive, and the Executive shall accept, an annual salary in the amount of six hundred fifty thousand ($650,000.00 USD). Such amount shall be paid equivalent to the local currency, in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board (such amount, as may be so increased, the “Base Salary”).

(b) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be eligible to participate in all incentive (including, without limitation, long term incentive), savings and retirement plans, practices, policies and programs generally available to senior executive officers of the Company (“Peer Executives”), on terms and conditions substantially the same as such Peer Executives, except as to benefits that are specifically applicable to the Executive pursuant to this Agreement and which will be commensurate with the position held and the responsibilities under this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to the Executive:

(i) Annual Incentive Award. For the 2023 fiscal year, the Executive shall be entitled to such annual bonus opportunity as the Executive is entitled based on the Company’s policies in effect immediately prior to the date hereof, payable in accordance with such policies. Commencing with the 2024 fiscal year, the provisions of this Section 3(b)(i) shall govern and the Executive shall be entitled to an annual bonus opportunity up to 300% of his annual Base Salary, the exact amount of which shall be determined by the Board, payable in accordance with the terms set forth on Schedule 2. The amount of and performance criteria with respect to any such bonus for any fiscal year commencing on or after the 2023 fiscal year shall be determined by the Board in its sole discretion. Any bonus determined by the Board to have been earned by the Executive will be due to the Executive no later than the 90th day after the Board’s determination. The Executive must be actively employed by the Company on the last day of the fiscal year to receive a bonus for such fiscal year.

(c) Post-Transaction Options. Contingent on the close of the Transaction, Executive will be eligible for a grant of a total of 6,651,005 options subject to time and performance based vesting that are defined in Parent’s 2023 Equity Incentive Plan and the award agreement that will be entered into with the Executive on the Transaction’s close. See Schedule 3 for additional information.

(d) Welfare Benefit Plans. During the Term, the Executive and the Executive’s eligible dependents shall be eligible to participate under the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan, practice, policy or program applicable to Peer Executives as long as such amendment or termination is applicable to all Peer Executives on a consistent basis.

(e) Business Expenses and Vacation. During the Term of this Agreement, the Company shall reimburse the Executive for all expenses reasonably incurred by the Executive in the performance of the Executive’s duties, and in accordance with the Company’s policies on business expense reimbursement. During the Term of this Agreement, the Executive will be subject to the Company’s vacation policy.

(f) Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes and all other applicable foreign, federal, state and local withholding requirements.

(g) The Executive will be entitled for reimbursement of expenses towards accommodation, travel, telephone and internet costs on actual basis and in accordance with Company’s policy.

4. Termination of Employment.

(a) General. The Company may, at any time and in its sole discretion, terminate the Executive’s employment, and thereby this Agreement, with Cause, subject to any prior notice requirements of Section 4(b) of this Agreement, or without Cause, and the Executive may, at any time and in his sole discretion, resign from his employment with the Company, and thereby terminate this Agreement, subject to any prior notice requirements and cure opportunities contained in Section 4(c) of this Agreement, if applicable (any such date of termination, the “Termination Date”).

(b) Effect of Termination with Cause.

(i) If the Executive’s employment with the Company shall be terminated by the Company with Cause during the Term the Executive shall be entitled to receive the following:

(A) any unpaid Base Salary earned through the Termination Date, to be paid in a cash lump sum in the next payroll cycle following the Termination Date; and

(B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, if and to the extent payable to the Executive under the terms of the applicable plans and which has not been paid as of the Termination Date; and

(ii) For purposes of this Agreement, any of the following conditions shall constitute “Cause”:

(A) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or the Executive’s commission of any crime involving misappropriation, embezzlement, conversion of any property (including confidential or proprietary information) or business opportunities, or fraud with respect to any member of the Company Group or any of its customers or suppliers;

(B) material conduct by the Executive causing any member of the Company Group public disgrace or disrepute or economic harm;

(C) failure of the Executive to perform duties assigned by the Supervisory Authority (other than as a result of death or Disability) that is not cured to the satisfaction of the Board within ten (10) days after written notice to the Executive specifying the failure;

(D) any act or knowing omission of the Executive aiding or abetting a competitor or supplier of any member of the Company Group to the disadvantage or detriment of any member of the Company Group;

(E) the Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to any member of the Company Group;

(F) a material violation by the Executive of any policy of any member of the Company Group applicable to the Executive that has been communicated to the Executive in writing (including through posting on the website of any member of the Company Group), including gross insubordination;

(G) any attempt by the Executive to secure any personal profit (other than through his indirect ownership of equity in the Company) in connection with the business of any member of the Company Group (for example, without limitation, using the Company Group’s assets to pursue other interests, diverting any business opportunity belonging to the Company Group to himself or to a third party, insider trading or taking bribes or kickbacks); or

(H) any other material breach by the Executive of this Agreement or any other agreement between the Executive and any member of the Company Group which is incurable or not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive.

For all purposes hereunder, no act or omission to act by the Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

(c) Resignation by the Executive.

(i) Without Good Reason. If the Executive resigns without Good Reason, the Company shall pay to the Executive any other accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively the “Accrued Amounts”) and the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by applicable law or by this Section 4(c)(i). The Executive is required to provide six (6) months’ written notice to the Company prior to resigning (“Notice Period”). After receipt of the Executive’s notice of resignation, the Company in its sole discretion can elect to accept Executive’s separation at an earlier date, require continued employment through the Notice Period, or elect to place the Executive on Garden Leave pursuant to Section 4(g).

(ii) With Good Reason. For the Executive to resign with Good Reason pursuant to this Section, the Executive is required to provide written notice of their claimed Good Reason event within 45 days of the Good Reason event to the Supervisory Authority. The Company will then have 45 days to remedy the condition giving rise to the claimed Good Reason event. If the Company fails to remedy the condition giving rise to the claimed Good Reason event, the Executive must terminate his or her employment within 180 days of the Good Reason event to collect any payments stated in this Section 4(c)(ii). If the Supervisory Authority determines that the Executive has resigned with Good Reason, the Company shall pay to the Executive any Accrued Amounts and the Severance Payment stated in Section 4(d)(i)(C). The Supervisory Authority shall have the sole right to determine whether or not a Good Reason event has occurred in accordance with this Section, and the determination of the Supervisory Authority shall be binding on Executive. Payment of the Accrued Amounts and Severance Payment will follow the payment timeline in Section 4(d)(i)(C). To receive any payments under this Section, the Executive must comply with the Sections 5(c), 5(d)and 5(e).

(iii) Definitions:

(A) Good Reason means: (i) following a Change in Control, a material reduction in the nature or scope of the Executive’s aggregate duties and responsibilities; (ii) failure of the Company to pay or cause to paid Executive’s Base Salary or Annual Incentive, if earned, unless agreed by the Executive.

(B) Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of all or substantially all (excluding shares that are part of a management roll over into the buyer entity) of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

(d) Effect of Termination without Cause.

(i) If the Executive’s employment with the Company is terminated by the Company without Cause:

(A) the Company will provide the Executive with six (6) months’ notice prior to terminating the Executive’s employment. The Company can elect at its sole discretion to provide the Executive with payment in lieu of notice or to place Executive on Garden Leave pursuant to Section 4(g).

(B) the Company shall pay to the Executive the Accrued Amounts;

(C) so long as the Executive complies with Sections 5(c), 5(d) and 5(e) of this Agreement, the Company shall pay to the Executive an amount (the “Severance Payment”) equal to 18 months of the Executive’s annual Base Salary, an amount equivalent to Executive’s annual benefits(excluding Section 3(g)), and an equivalent of amount of bonus / incentive received during the immediate preceding two (2) years as in effect on the Termination Date, which amount shall be payable in equal installments (less applicable withholdings and deductions) over a period of 12 months following the Termination Date (the “Severance Payment Period”), and commencing on the first payroll period (the “Initial Payment”) occurring on or after the 60th day following the Termination Date (the “Severance Delay Period”); provided, that the Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period with the same frequency as the Executive’s Base Salary was paid prior to such termination; and

Payments pursuant to this Section 4(d) shall be in lieu of any other severance benefits that the Executive may be eligible to receive under the Company’s or any of the Company Group’s benefit plans or programs.

(ii) As a condition to receiving the payments or benefits provided for in Section 4(d)(i)(C) the Executive agrees to sign and deliver to the Company a release in a form attached hereto as Exhibit B and delivered to the Company within five (5) business days of the Termination Date, which must become effective within sixty (60) days following the Termination Date.

(e) Termination Upon Death. This Agreement shall terminate immediately upon the Executive’s death, and the Executive or his beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Executive on the date of his death. The rights of the Executive’s estate with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

(f) Disability.

(i) If the Company determines in good faith that the Disability (as defined in Section 4(f)(ii)) of the Executive has occurred during the Term, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by the Executive (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. If the Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate, and the Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to the Executive on the Disability Effective Date. The rights of the Executive with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

(ii) For purposes of this Agreement, “Disability” shall mean: (A) a long-term disability entitling the Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (B) if no such plan is then in effect or the plan does not apply to the Executive the inability of the Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months. At the request of the Executive or his personal representative, the Board’s determination that the Disability of the Executive has occurred shall be certified by a physician mutually agreed upon by the Executive or his personal representative and the Company, the choice of such physician not to be unreasonably withheld by the Executive or his personal representative. Without such physician certification (if it is requested by the Executive or his personal representative), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of Disability.

(g) Garden Leave. So long as the Company continues to pay the Executive remuneration, the Company is entitled at its absolute discretion to require the Executive during any period of notice (or any part of such Notice Period) to do any one or more of the following: (i) not to carry out any work; or (ii) to carry out only some portion of work at Company’s sole discretion; or (iii) not attend the office premises of the Company during all or any part of the Notice Period; or (iv) to work remotely during all or any part of the Notice Period; and “Garden Leave” refers to any such period. Unless the Company agrees otherwise, the Executive will not, during Garden Leave:

(i) do any work, whether paid or unpaid, for any third party;

(ii) hold himself out as a partner, director or other officer of the Company or any Company Group;

(iii) make any comment to any person about the change to his duties, roles, responsibilities or designation, except to confirm that he is on Garden Leave and that he has been given notice of termination or resigned as the case may be;

(iv) make contact with any employee, agent, customer or client of the Company or any Company Group.

(v) The Executive acknowledges that during Garden Leave he will remain employed by the Company and that his obligations and duties (including, without limitation, those of good faith, fidelity and exclusive service) continue to apply. As indicated above, he may be required to render services to the Company during Executive’s Garden Leave, as and when required by the Company.

(vi) The Company reserves the right, at its sole discretion, to cancel the Executive’s Garden Leave at any time during the Notice Period and require him to resume work in the usual course.

5. Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

(a) Preamble. As a material inducement to the Company to enter into this Agreement and to provide the Executive with the compensation and benefits described herein, and the Company’s recognition of the valuable experience, knowledge and receipt of proprietary information the Executive has gained and will gain from his employment with the Company, the Executive warrants and agrees that he will abide by and adhere to the following business protection provisions in this Section 5.

(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) “Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity (defined below) that is engaged anywhere within the Territory (defined below), wholly or in material part, or that is an investor or prospective investor in a person or Entity that is engaged anywhere within the Territory, wholly or in material part, in the primary business of the Company at any point in time, including, but not limited to, tech enabled outsourcing services (the “Restricted Business”). Nothing herein shall prohibit the Executive from:

(A) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation; or

(B) accepting employment with any federal or state government or governmental subdivision or agency.

(ii) “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company Group, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company Group and the details of which are not generally known to the general public. Confidential Information shall also include: any items that the Company Group has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential. Confidential Information includes but is not limited to all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists of the Company Group.

(iii) “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv) “Restricted Period” means for purposes of Section 5(e), one (1) year following the termination of the Executive’s employment and, for all other purposes, two (2) years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that the Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 5 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(v) “Territory” shall mean the geographic boundaries of each state within the United States of America and of each foreign country in which the Company Group owns or operates a Restricted Business located in such state or country (in the event that the Executive’s employment has terminated, determined at the time of the termination of the Executive’s employment), or in which the Company Group has purchased land or executed a lease to establish a Restricted Business (in the event that the Executive’s employment has terminated, determined at the time of the termination of the Executive’s employment). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(vi) “Trade Secrets” shall mean information or data of or about any member of the Company Group, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) any other information which is defined as a “trade secret” under applicable law.

(vii) “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any member of the Company Group that were conceived, discovered, created, written, revised or developed by the Executive during the term of his employment with the Company Group.

(c) Nondisclosure; Ownership of Proprietary Property.

(i) In recognition of the need of the Company Group to protect its legitimate business interests, Confidential Information and Trade Secrets, the Executive hereby covenants and agrees that, during the Term and at all times thereafter, the Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company Group and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for the Restricted Period.

(ii) The Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Executive becomes aware. The Executive shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(iii) All Work Product shall be owned exclusively by the Company Group. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and the Executive hereby unconditionally and irrevocably transfers and assigns to the applicable member of the Company Group all right, title and interest the Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. The Executive agrees to execute and deliver to the applicable member of the Company Group any transfers, assignments, documents or other instruments which such member of the Company Group may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company Group.

(d) Non-Solicitation.

(i) The Executive recognizes and acknowledges that, as a result of his employment by the Company Group, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives, consultants and employees of the Company Group, and the suppliers, customers and other business partners of the Company Group. Therefore, the Executive covenants and agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, encourage, solicit or otherwise attempt to persuade any person in the employment or service of any member of the Company Group to terminate or reduce his or her employment or service with the Company or to violate any confidentiality, non-competition agreement that such person may have with the Company. Furthermore, neither the Executive nor any person acting in concert with the Executive nor any of the Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of the Company unless that person has ceased to be an employee of the Company for at least twelve months. In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(ii) The Executive further covenants and agrees that during the Restricted Period, the Executive shall not, directly or indirectly, in any manner in any way interfere with the relationship between any member of the Company Group and any supplier, franchisee, licensee or other business relation (or any prospective supplier, franchisee, licensee or other business relationship) of any member of the Company Group (including, without limitation, by making any negative or disparaging statements or communications regarding any member of the Company Group or any of their respective operations, officers, directors or investors). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(e) Non-Competition. The Executive covenants and agrees to not obtain or engage in a Competitive Position during the Term and during the Restricted Period. The Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by the Executive through his association with the Company’s business and the public’s close identification of the Executive with the Company and the Company with the Executive. Further, the Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. The Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, the Executive will receive employment with and other benefits from the Company in accordance with this Agreement. In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(f) Remedies. The Executive understands and acknowledges that his violation of any provision of this Section 5 will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement. The Parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 5, including, without limitation, the recovery of damages from the Executive or any person or entity acting in concert with the Executive. The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive, or the burden of proving actual damages which is also hereby waived by the Executive. If any part of any provision of this Section 5 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain Severance Payments are being agreed to in reliance upon the Executive’s compliance with this Section 5 after termination of his employment, in the event the Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 4) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to the Executive following any such breach. Additionally, if the Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 4(d)(i)(B) or (C) shall be refunded by the Executive to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of this Section 5 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Executive. The Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 4(b), Section 4(c), Section 4(d) and/or Section 4(e), conditioned upon his ongoing fulfillment of his obligations in this Agreement, constitute sufficient consideration for his release of claims against the Company contained within the Release, regardless of whether the Executives entitlement to the severance payments set forth in any of the foregoing Articles or other benefits is forfeited in accordance with this Section 5(f).

6. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of the Executive, to the address or facsimile number set forth on the signature page hereto, and in the case of the Company, to the address or facsimile number set forth below (or in either case to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties):

If to the Company, to:

Aark Singapore Pte. Ltd.

#11-00, Wisma Atria

435 Orchard Road,

Singapore - 238877

Attention: Asha Dixit

Email: legal@aeriestechnology.com

With a copy to Norton Rose Fulbright US LLP, which will not constitute notice under this Agreement:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Attn: Rajiv Khanna

Tel: +1 212 318 3168

Email: rajiv.khanna@nortonrosefulbright.com

If to the Executive, to:

Executive’s address on record with the Company.

7. Indemnification and Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any of its affiliates. Pursuant thereto, the Company shall advance to the Executive all attorneys’ fees and expenses which the Executive may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to his written undertaking to refund any such advances that are determined by a final nonappealable order of a court of competent jurisdiction that the Executive is not entitled to be indemnified for such amounts. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect at all times (including tail coverage) with respect to the Executive’s employment. The indemnification obligations in this Section do not cover or extend to Losses due to Executive’s gross negligence or intentional misconduct.

8. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which the Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company. Notwithstanding the foregoing, the provisions in Section 4 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company.

9. Waiver of Breach. The waiver by any Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other Party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party hereto to assert any rights hereunder on any occasion or series of occasions.

10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

11. Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the Parties with respect to the Executive’s employment with the Company. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12. Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Singapore without giving effect to any choice of law or conflict of law rules or provisions (whether of Singapore or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Singapore. Except as provided in Section 13, all disputes arising out of or relating to this Agreement shall be resolved in a Singapore court. The Executive and the Company hereby consent to the jurisdiction and venue of such courts and irrevocably waive the necessity of personal service of process and consent to service of process by First Class mail (return receipt requested), UPS next day delivery or a comparable delivery service. Notwithstanding the foregoing, the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement, without the necessity to post bond or other security, and will not have the burden of proving actual damages.

13. Jurisdiction; Waiver of Jury Trial.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive venue for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by Singapore law. The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The venue for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Singapore.

(b) The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state and local laws. The decision of the arbitrator will be final and binding on the Parties.

(c) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 5 will be subject to arbitration under this Section 13, but will instead be subject to determination as provided in Section 12.

(d) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(e) The Parties may seek to enforce an arbitral award issued pursuant to this Section 13 in any court of competent jurisdiction. 5

14. Survival. The obligations of the Parties pursuant to Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.

15. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

16. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Sudhir Appukuttan Panikassery
Sudhir Appukuttan Panikassery

COMPANY:

Aark Singapore Pte. Ltd.

By:	/s/ Venu Raman Kumar
	Name:	Venu Raman Kumar
	Title:	Chairman

Signature Page
to
Employment Agreement

Exhibit A

Existing Other Activities

Sr. No.	Name of Company/LLP	Shareholding
1.	Spark Associates LLP	50%
2.	Spark Business Support Services LLP (Under process of strike off)	50%
3.	Aeries Technology Products and Strategies Private Limited	5.12%
4.	Aeries Technology Group Business Accelerators Private Limited	7.59%
5.	Novo Technology and Trading Private Limited (Dormant co.)	10%
6.	Efulfilment Market Services Private Limited	80%

A-1

Exhibit B

FORM OF RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between Sudhir Appukuttan Panikassery (“Executive”) and Aark Singapore Pte. Ltd. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on [INSERT TERMINATION DATE];

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated November 6, 2023 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Claims Released Under This Agreement. In exchange for the opportunity to receive the severance benefits described in Section 4(c)(ii), Section 4(d)(i)(B) or (C) or Section 4(e) of the Agreement and except as provided in Paragraph 2 below, subject to his fulfillment of his ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a) any and all claims under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Fair Labor Standards Act, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b) claims for violations of any other federal or state statute or regulation or local ordinance whether in Singapore or any other applicable jurisdiction;

(c) claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e) any other claims under applicable law arising in tort or contract.

2. Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that (a) enforce his rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s constitution, articles, regulations, or otherwise. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3. No Assignment of Claim. Executive hereby represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his representatives, employees or agents.

5. No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the applicable commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6. Disclosure. Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, the Executive is not aware of any matters for which the Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7. Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

8. Cooperation. The Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which the Executive may have knowledge or in which the Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as the Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation and pay Executive at a rate of $[●] an hour for time spent in the course of complying with this obligation as a 1099 contractor/consultant. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9. Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given [twenty-one (21)][forty-five (45)] days within which to consider this Release before executing it, (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon his, his heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.

10. Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11. Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law. The Company will not be required to post bond or other security, and will not have the burden of proving actual damages.

12. Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants in Section 5 of the Agreement, and that in accordance with the terms of the Agreement, he is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13. No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14. Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15. Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16. Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

17. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18. Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Release shall be governed by, and construed in accordance with, the laws of Singapore without giving effect to any choice of law or conflict of law rules or provisions (whether of Singapore or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Singapore. Except as provided in Section 20, all disputes arising out of or relating to this Release shall be resolved in a Singapore court. The Executive and the Company hereby consent to the jurisdiction and venue of such courts and irrevocably waive the necessity of personal service of process and consent to service of process by First Class mail (return receipt requested), UPS next day delivery or a comparable delivery service. Notwithstanding the foregoing, the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Release.

20. Jurisdiction; Waiver of Jury Trial.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Release or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive venue for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by Singapore law. The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The venue for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Singapore.

(b) The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Release and applicable federal, state and local laws. The decision of the arbitrator will be final and binding on the Parties.

(c) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 11 or Section 12 of this Release will be subject to arbitration under this Section 20, but will instead be subject to determination as provided in Section 19.

(d) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS RELEASE (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

(e) The Parties may seek to enforce an arbitral award issued pursuant to this Section 20 in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed to:

“COMPANY”

Aark Singapore Pte. Ltd.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Sudhir Appukuttan Panikassery

Date:

Signature Page
to
Release

SCHEDULE 1:

Key Roles & Responsibilities of Executive

●	Set and Drive the Short term, Medium term and Long term Strategy for the Company and define and execute the company’s strategic goals and vision.

●	Oversee the financial health of the company, making important decisions related to budgets, investments, capital allocation and financial reporting. Guide & Collaborate with the CFO to prepare annual budgets, complete risk analysis on potential investments, and advise the Board of Directors with regard to investment risk and return.

●	Work closely with the Board of Directors to define company goals, collaborate on major decisions and ensure regular reporting to the board about the company’s performance.

●	Drive innovation and growth strategies to keep the company competitive in the market. Ensure awareness of the company’s marketing landscape, industry developments and expansion opportunities.

●	Heads the Corporate Strategy to consider major decisions including acquisitions, mergers, joint ventures, large-scale service area expansion or collaboration.

●	Build and provide leadership to the executive team and the organization as a whole, setting the tone for the company’s culture and values and to ensure they produce results aligned to the overall strategy and mission of the company.

●	Responsible to perform a supervisory & governance role to identify and manage risks that may impact company’s performance. Ensure companywide risk framework is prepared and reviewed and monitored regularly to ensure minimal risks.

●	Responsible for Public dealings and company image, communicating with shareholders, official bodies, regulatory authorities and the public.

●	Ensure the company complies with all relevant laws and regulations, especially those governing publicly traded companies.

●	Drive sustainability initiatives, highest level of corporate governance and Social Responsibility efforts.

Sch. 1-1

SCHEDULE 2:

ANNUAL INCENTIVE AWARD:

The Executive will be eligible to receive an Annual Incentive as per below matrix, to be populated following agreement with the Board as set forth in clause 4 below, capped to the maximum of 300% of annual Base Salary, provided the fulfillment of criteria as defined below.

Criteria

1.	Company Performance: Achievement of 85% of set target for Revenue and EBIDTA.

	Threshold	Weightage	Target
			Year 1	Year 2	Year 3
Revenue	85%	[●]	[●]	[●]	[●]
EBIDTA	85%	[●]	[●]	[●]	[●]

2.	The Executive will also receive annual equity and similar long term incentive plans, grants, from the anniversary of the closing date and linked to the achievement of growth objectives and the quoted share price reaching the initial targets of USD 11.5, USD 15, USD 20, and USD 25.

3.	The above metrices shall be evaluated on every anniversary of the closing of the Transaction.

4.	The targets in the current schedule shall be mutually agreed with the Board and its compensation committee and indicated in writing to the employee in the format specified in Criteria 1 above.

Sch. 2-1

SCHEDULE 3:

OPTIONS:

●	Initial Award of 5,151,005 (Five million One Hundred Fifty One Thousand and Five only) Class A shares (or equivalent shares at the parent level). The initial award shares will be registered as soon as practicable and will vest the same day the shares are registered. These shares can be exercised over a period of 10 years (ten years) from the date of vesting.

●	Subsequent Award of 1,500,000 (One million Five hundred thousand) Class A shares (or equivalent shares at the parent level) will be granted within 1 month (one month) of the shares being registered. These will be vested over a five year (5 year) period based on time and performance criteria as defined in the performance matrix. These shares can be exercised over a period of 10 years (ten years) from the date of vesting.

Your stock awards will be adjusted pari-passu with any exchange rate adjustments created from events listed in the BCA Exhibit B “Exchange Agreement” section 2.5.

Sch. 3-1